EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated July 14, 2006, relating to the consolidated statements of operations, shareholders' equity and comprehensive income, and cash flows of Origin Agritech Limited for the year ended December 31, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the consolidated financial statements for the nine months ended September 30, 2005), appearing in the Annual Report on Form 20-F of Origin Agritech Limited for the year ended September 30, 2007, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte Touche Tohmatsu CPA Ltd.
Beijing, the People's Republic of China
March 14, 2008